Registration Statement No. 333-275898 Filed pursuant to Rule 433

Trigger Jump Securities Based on the Performance of the iShares® MSCI Emerging Markets ETF due May 5, 2027

Trigger Jump Securities℠

Principal at Risk Securities

This document provides a summary of the terms of the Trigger Jump Securities (the “securities”). Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus, and “Selected Risk Considerations” below, before making a decision to invest in the securities.

SUMMARY TERMS
Issuer:	Royal Bank of Canada
Underlier:	The iShares® MSCI Emerging Markets ETF (Bloomberg symbol: “EEM”)
Stated principal amount:	$1,000 per security
Pricing date:	October 31, 2024
Original issue date:	November 5, 2024
Valuation date:	April 30, 2027
Maturity date:	May 5, 2027
Payment at maturity:

You will receive on the maturity date a cash payment per security determined as follows:

•

If the final underlier value is greater than or equal to the initial underlier value:

$1,000 + the upside payment

•

If the final underlier value is less than the initial underlier value, but greater than or equal to the trigger value:

$1,000

•

If the final underlier value is less than the trigger value:

$1,000 + ($1,000 x underlier return)

Under these circumstances, the payment at maturity will be less than 90% of the stated principal amount. You will lose at least 10% and possibly all of the principal amount if the final underlier value is less than the trigger value.

Upside payment:	$256.00 per security (25.60% of the stated principal amount)
Underlier return:	(final underlier value – initial underlier value) / initial underlier value
Trigger value:	90% of the initial underlier value
Initial underlier value:	The closing value of the underlier on the pricing date
Final underlier value:	The closing value of the underlier on the valuation date
CUSIP / ISIN:	78017GTZ4/ US78017GTZ45
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/1000275/000095010324014997/ dp219424_424b2-mseln597eem.htm

The initial estimated value of the securities determined by us as of the pricing date, which we refer to as the initial estimated value, is expected to be between $908.92 and $958.92 per security and will be less than the public offering price of the securities. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

HYPOTHETICAL PAYOUT AT MATURITY*
Underlier Return	Payment at Maturity
40.00%	$1,256.00
30.00%	$1,256.00
25.60%	$1,256.00
20.00%	$1,256.00
10.00%	$1,256.00
0.00%	$1,256.00
-10.00%	$1,000.00
-10.01%	$899.90
-20.00%	$800.00
-30.00%	$700.00
-40.00%	$600.00
-50.00%	$500.00
-60.00%	$400.00
-70.00%	$300.00
-80.00%	$200.00
-90.00%	$100.00
-100.00%	$0.00

* All payments are subject to our credit risk

Underlier

For more information about the underlier, including historical performance information, see the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement, product supplement and preliminary pricing supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities

Risks Relating to the Terms and Structure of the Securities

▪	The securities do not pay interest or guarantee return of principal.
▪	The appreciation potential of the securities is limited by the upside payment.
▪	Your return on the securities may be lower than the return on a conventional debt security of comparable maturity.
▪	Payments on the securities are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the securities.
▪	Any payment on the securities will be determined based on the closing values of the underlier on the dates specified.
▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Initial Estimated Value of the Securities and the Secondary Market for the Securities

▪	There may not be an active trading market for the securities; sales in the secondary market may result in significant losses.
▪	The initial estimated value of the securities will be less than the public offering price
▪	The initial estimated value of the securities is only an estimate, calculated as of the pricing date.

Risks Relating to Conflicts of Interest and Our Trading Activities

▪	Hedging and trading activity by us and our affiliates could potentially adversely affect the value of the securities.

▪	Our and our affiliates’ business and trading activities may create conflicts of interest.
▪	RBCCM’s role as calculation agent may create conflicts of interest.

Risks Relating to the Underlier

▪	You will not have any rights to the securities included in the underlier.
▪	The underlier and the underlying index are different.
▪	The securities are subject to risks relating to non-U.S. securities markets.
▪	The securities are subject to risks relating to emerging markets.
▪	The value of the underlier is subject to currency exchange risk.
▪	We may accelerate the securities if a change-in-law event occurs.
▪	Any payment on the securities may be postponed and adversely affected by the occurrence of a market disruption event.
▪	Adjustments to the underlier or to the underlying index could adversely affect any payments on the securities.
▪	Anti-dilution protection is limited, and the calculation agent has discretion to make anti-dilution adjustments.
▪	Reorganization or other events could adversely affect the value of the securities or result in the securities being accelerated.
▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “United States Federal Income Tax Considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.

Royal Bank of Canada has filed a registration statement (including a product supplement, underlying supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement.